Exhibit 99
Form 4 Joint Filer Information

Name:	YORKTOWN ENERGY PARTNERS V, L.P.

Address:	410 PARK AVENUE, 19TH FLOOR
NEW YORK, NY 10022-4407

Designated Filer:	YORKTOWN V COMPANY LLC

Issuer & Ticket Symbol:	CONCHO RESOURCES INC. [CXO]

Date of Event Requiring Statement:	03/11/2009

Signature:	YORKTOWN ENERGY PARTNERS V, L.P.

	By:	Yorktown V Company LLC, its general partner

	By:	/s/ W. Howard Keenan, Jr.

Member

Date:	03/16/2009